State of Delaware
Secretary of State
Division of Corporations
Delivered 02:28 PM 07/05/2022
FILED 02:28 PM 07/05/2022
SR 20222904592 - File Number 4673115

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SERIES C CONVERTIBLE PREFERRED STOCK OF TWO HANDS CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Two Hands Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "**Corporation**"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") authorizes the issuance of up to one million (1,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, on August 6, 2013, the Corporation filed a Certificate of Designation with the Delaware Secretary of State thereby designating two hundred thousand (200,000) shares of Preferred Stock as Series A Convertible Preferred Stock, par value $0.01 per share;

WHEREAS, on December 13, 2019, the Corporation filed a Certificate of Designation with the Delaware Secretary of State, thereby designating one hundred thousand (100,000) shares of Preferred Stock as Series B Convertible Preferred Stock, par value $0.01 per share;

WHEREAS, on October 8, 2020, the Corporation filed a Certificate of Designation with the Delaware Secretary of State, thereby designating five thousand (5,000) shares of Preferred Stock as Series C Convertible Preferred Stock, par value $0.001 per share (the "**Series C Certificate of Designation**");

WHEREAS, on June 30, 2021, the Corporation filed an amended and restated Certificate of Designation with the Delaware Secretary of State, thereby designating thirty thousand (30,000) shares of Preferred Stock as Series C Convertible Preferred Stock, par value $0.001 per share (the "**Series C Certificate of Designation**"); and

WHEREAS, it is the Board's desire to amend and restate the amended and restated Certificate of Designation of the Convertible Preferred Stock Series C Certificate of Designation to increase the authorized amount to 150,000 shares and increase the conversion price of the Series C Convertible Preferred Stock to price offered during the next subsequent financing event, defined as the issuance by the User or any of its subsidiaries of Common Stock, Common Stock Equivalents for cash consideration, indebtedness or a combination thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby amend and restate the Series C Certificate of Designation as follows:

1. <u>Designation</u>. There shall be a series of Preferred Stock that shall be designated as "Series C

Convertible Preferred Stock," and the number of Shares constituting such series shall be **One Hundred Fifty Thousand (150,000)**, each having a par value of $0.001 per share (the "**Series C Preferred Stock**"). The rights, preferences, powers, restrictions, and limitations of the Series C Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"**Board**" has the meaning set forth in the Recitals.

"**Certificate of Designation**" has the meaning set forth in the Recitals.

"**Certificate of Incorporation**" has the meaning set forth in the Recitals.

"**Common Stock**" means the common stock, par value $0.0001 per share, of the Corporation.

"**Common Stock Deemed Outstanding**" means, at any given time, any given time, the number of shares of Common Stock actually outstanding at such time.

"**Convertible Securities**" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

"**Corporation**" has the meaning set forth in the Preamble.

"**Conversion Price**" means price offered during the next subsequent financing event, defined as the issuance by the User or any of its subsidiaries of Common Stock, Common Stock Equivalents for cash consideration, indebtedness or a combination thereof, subject to any adjustment pursuant to Section 7.5 hereof, including, but not limited to, for a reverse split or forward stock split of the outstanding Common Stock of the Corporation under Section 7.5(e) hereof.

"**Conversion Shares**" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series C Preferred Stock in accordance with the terms of Section 7.

"**Date of Issuance**" means, for any Share of Series C Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

"**Excluded Issuances**" means any issuance or sale (or deemed issuance or sale in accordance with Section 7.5(d)) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series C Preferred Stock; (b) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends, and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation, or their retention as consultants by the Corporation, in each case authorized by the Board and, if Options, issued pursuant to the Corporation's option plans adopted by the Board of Directors and the Shareholders of the Corporation (including all such shares of Common Stock and Options outstanding prior to the Date

of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) (d) securities sold by the Corporation that are listed solely on a Canadian Stock Exchange; or (e) Convertible Securities issued prior to the Date of Issuance, including, but not limited to, convertible notes issued by the Corporation to Stuart Turk, Jordan Turk and The Cellular Connection LTD owned by Stuart Turk, Power Up Lending and Crownbridge, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

"**Junior Securities**" means, collectively, the Common Stock, any other class of securities that is specifically designated as junior to the Series C Preferred Stock and class of Preferred Stock designated after the effective date of this Certificate of Designation.

"**Liquidation**" has the meaning set forth in Section 5.1(a).

"**Liquidation Value**" means, with respect to any Share on any given date, price offered during the next subsequent financing event, defined as the issuance by the User or any of its subsidiaries of Common Stock, Common Stock Equivalents for cash consideration, indebtedness or a combination thereof (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series C Preferred Stock).

"**Options**" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"**Preferred Stock**" has the meaning set forth in the Recitals.

"**Securities Act**" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"**Securities Purchase Agreement**" means the Securities Purchase Agreement entered into between the Corporation and the purchaser of the Shares.

"**Senior Securities**" means the Series A Convertible Preferred Stock, par value $0.01 per share, and Series B Convertible Preferred Stock, par value $0.01 per share.

"**Series C Preferred Stock**" has the meaning set forth in Section 1.

"**Series C Preferred Stock Breach**" has the meaning set forth in Section 8.1.

"**Share**" means a share of Series C Preferred Stock.

"**Subsidiary**" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"**Supermajority Interest**" has the meaning set forth in Section 6.1.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series C Preferred Stock shall rank senior to all Junior Securities but junior to any Senior Securities.

4. Dividends.

4.1 Participating Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase the Corporation shall simultaneously declare and pay a dividend on the Series C Preferred Stock on a pro-rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 7 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record Holder s of Common Stock entitled to such dividends are to be determined).

4.2 Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series C Preferred Stock, such payment shall be distributed pro-rata among the Holder s thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such Holder .

5. Liquidation.

5.1 Liquidation; Deemed Liquidation.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a "**Liquidation**"), the Holder s of Shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the Holder s of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such Holder , plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

5.2 Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holder s of the Shares of Series C Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the Holder s of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series C Preferred Stock in the aggregate upon such Liquidation (or Deemed Liquidation) if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the Holder s of Junior Securities.

5.3 Notice.

(a) Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of Shares of Series C Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the Holder s of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of Shares of such material change.

6. Voting.

6.1 Voting Generally. The Series C Preferred Stock shall not be entitled to vote with respect to any and all matters presented to the common stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.1 below.

6.2 Other Special Voting Rights. Without the prior written consent of Holder s of not less than two-thirds of the then total outstanding Shares of Series C Preferred Stock (a "**Supermajority Interest**"), voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holder s, and any other applicable stockholder approval requirements required by law, the Corporation shall not take any of the actions or transactions described in this Section 6.1 (any such action or transaction without such prior written consent being null and void *ab initio* and of no force or effect) as follows:

(a) create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) that ranks superior to or in parity with the Series C Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting); or

(b) other than as contemplated by this Certificate of Designation, amend, alter, modify, or repeal this Certificate of Designation.

7. Conversion.

7.1 Right to Convert; Automatic Conversion.

(a) Right to Convert. Subject to the provisions of this Section 7, at any time and from time to time on or after the six months after the Date of Issuance, any holder of Series C Preferred Stock (the "**Holder**") shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series C Preferred Stock held by such Holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such

Shares to be converted, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion.

(b) Automatic Conversion. Subject to the provisions of this Section 7, on the second anniversary date of the Date of Issuance, the outstanding Shares of Series C Preferred Stock held by stockholders shall automatically convert along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such Shares to be converted, and then (ii) dividing the result by the applicable Conversion Price then in effect.

7.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate conversion of Shares of Series C Preferred Stock pursuant to Section 7.1(a), a Holder shall (a) submit a written election to the Corporation that such Holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the Holder . The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series C Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within three (3) days thereafter) deliver to the relevant Holder (a) a certificate in such Holder 's name (or the name of such Holder 's designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such Holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1(a) and, if applicable (b) a certificate in such Holder 's (or the name of such Holder 's designee as stated in the written election) for the number of Shares of Series C Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) The number of issuable shares of Common Stock will be rounded up to the nearest whole share, and no fractional shares or scrip representing fractions of shares will be issued on conversion. Notwithstanding anything to the contrary contained in herein (except as set forth below in this Section), the Shares shall not be convertible by Holder, and Corporation shall not affect any conversion of the Shares or otherwise issue any shares of Common Stock to the extent (but only to the extent) that Holder together with any of its affiliates would beneficially own in excess of 4.99% (the "**Maximum Percentage**") of the outstanding shares of Common Stock. To the extent the foregoing limitation applies, the determination of whether Shares shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by Holder and

its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to Corporation for conversion, exercise or exchange (as the case may be). No prior inability to convert Shares, or to issue shares of Common Stock, pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For purposes of this Section, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**") and the rules and regulations promulgated thereunder. The provisions of this Section shall be implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section shall apply to a successor Holder of the Shares and shall be unconditional, irrevocable and non-waivable.

7.3 Reservation of Stock. The Corporation shall at all times when any Shares of Series C Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series C Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.5 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series C Preferred Stock.

7.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series C Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the Holder in respect thereof.

7.5 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series C Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.5.

(a) Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 7.5(c) and except in the case of an event described in either Section 7.5(e) or Section 7.5(f), if the Corporation shall, at any time or from time to time after the Date of Issuance, sell, or in accordance with Section 7.5(d) is deemed to have sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing:

(i) the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by

(ii) the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

Whenever following the Date of Issuance, the Corporation shall issue or sell, or in accordance with Section 7.5(d) is deemed to have issued or sold, any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares sold, or deemed sold, the amount and the form of the consideration received by the Corporation, and the method of computation of such amount and shall cause copies of such certificate to be mailed to the Holder s of record of Series C Preferred Stock at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder).

(b) Adjustment to Number of Conversion Shares upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 7.5(a), the number of Conversion Shares issuable upon the conversion of the Series C Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing:

(i) the product of (A) the Conversion Price in effect immediately prior to any such adjustment multiplied by (B) the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock immediately prior to any such adjustment; by

(ii) the Conversion Price resulting from such adjustment.

(c) Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock with respect to any Excluded Issuance.

(d) Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 7.5(a) hereof, the following shall be applicable:

(i) Issuance of Convertible Securities. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell for cash consideration only any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 7.5(d)(iv)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum

number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 7.5(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 7.5(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 7.5(d)(ii), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 7.5(d).

(ii) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 7.5(d)(i) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion, or exchange of any Convertible Securities referred to in or Section 7.5(d)(i) hereof, (C) the rate at which Convertible Securities referred to or Section 7.5(d)(i) hereof are convertible into or exchangeable for Common Stock or any Convertible Securities referred to in Section 7.5(d)(i) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 7.5) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 7.5 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate, or maximum number of shares, as the case may be, at the time initially granted, issued, or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the Series C Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 7.5(b).

(iii) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 7.5 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Corporation), the Conversion Price then in effect hereunder shall forthwith be

changed pursuant to the provisions of this Section 7.5 to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iv) Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is deemed to have issued or sold in accordance with Section 7.5(d), any shares of Common Stock, Options, or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system, or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and a Supermajority Interest.

(v) Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 7.5, in case the Corporation shall take a record of the Holder s of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 7.5.

(e) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any forward stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced, and the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.5(e) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(f) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation's assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 7.5(e)), in each case which entitles the Holder s of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share of Series C Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder of such Share) shall be made with respect to such Holder 's rights under this Certificate of Designation to insure that the provisions of this Section 7 hereof shall thereafter be applicable, as nearly as possible, to the Series C Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series C Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series C Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately

prior to such consolidation, merger, sale, or similar transaction). This Section 7.5(f) provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation (in form and substance satisfactory to the Holder of such Share), the obligation to deliver to the Holder s of Series C Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such Holder s shall be entitled to receive upon conversion of the Series C Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7.5(f), each Holder of Shares of Series C Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 7 hereunder, instead of giving effect to the provisions contained in this Section 7.5(f) with respect to such Holder's Series C Preferred Stock.

(g) Certain Events. If any event of the type contemplated by the provisions of this Section 8.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of Series C Preferred Stock so as to protect the rights of the Holder of such Shares in a manner consistent with the provisions of this Section 7; *provided*, that no such adjustment pursuant to this Section 8.5 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 7.

(h) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each Holder of record of Series C Preferred Stock at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any Holder of Series C Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such Holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such Holder upon conversion of the Shares of Series C Preferred Stock held by such Holder.

(i) Notices. In the event:

(i) that the Corporation shall take a record of the Holder s of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the

Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each Holder of record of Series C Preferred Stock at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) at least twenty (20) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the Holder s of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock and the Conversion Shares.

8. Breach of Obligations.

8.1 Series C Preferred Stock Breach. A breach by the Corporation of the rights, preferences, powers, restrictions, and limitations of the Series C Preferred Stock set forth herein shall mean the occurrence of one or more of any of the events and conditions set forth in this Section 8.1 (each such event or condition, a "**Series C Preferred Stock Breach**"), whether such event or condition occurs voluntarily or involuntarily, by operation of law or pursuant to any judgment, order, decree, rule, or regulation and regardless of the reason or cause of such event or condition.

(a) Nonpayment of Liquidation Payments. The failure of the Corporation to make any liquidation payment when due pursuant to Section 5, in each case whether or not such payment is legally permissible or is otherwise prohibited.

(b) Breach of Veto Rights. The Corporation or any of its Subsidiaries breaches or otherwise fails to perform or observe any of the covenants or agreements contained in Section 6.1, including by attempting to take

any action requiring the affirmative consent of a Supermajority Interest of the Holder s of the Series C Preferred Stock without first obtaining such consent.

(c) Bankruptcy or Insolvency. The Corporation or any of its Subsidiaries (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within forty-five (45) days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(d) Judgments. A judgment in excess of $1,000,000 is rendered against the Corporation or any of its Subsidiaries and such judgment is not (i) either discharged or execution thereof stayed pending appeal, in each case within sixty (60) days after entry thereof, or (ii) discharged within sixty (60) days after the expiration of any stay pending appeal.

8.2 Consequences of Breach. In addition to any other rights which a Holder of Shares of Series C Preferred Stock is entitled under any other contract or agreement and any other rights such Holder may have pursuant to applicable law, the Holder s of Shares of Series C Preferred Stock shall have the rights and remedies set forth in this Section 8.2 on the occurrence of a Series C Preferred Stock Breach.

(a) Adjustment to Conversion Price. If a Series C Preferred Stock Breach has occurred and is continuing for a period of thirty (30) days, the then current Conversion Price of the Series C Preferred Stock shall be reduced immediately to fifty percent (50%) of the Conversion Price in effect immediately prior to such reduction, and the number of Conversion Shares issuable on conversion of the Shares of Series C Preferred Stock shall be immediately proportionately increased to a number of Shares calculated pursuant to the provisions of Section 7.1(a) above.

9. Reissuance of Series C Preferred Stock. Any Shares of Series C Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder 's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest and any such written amendment, modification, or waiver will be binding upon the Corporation and each Holder of Series C Preferred Stock; *provided*, that no amendment, modification, or waiver of the terms or relative priorities of the Series C Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Holder s in accordance with this Section 11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 30th day of June 2022.

TWO HANDS CORPORATION

By: ________________________
Name: Naday Elutiv
Title: Chief Executive Officer